Exhibit 3.6

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Deliver paper documents to:
Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
Colorado Secretary of State Date and Time: 05/21/2007 03:28 PM Entity Id: 19981080097 Document number: 20071242975
Paper documents must be typed or machine printed.	ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
Filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number	19981080097

1. Entity name:	DC Brands International, Inc.
(If changing the name of tht corporation, indicate name BEFORE the name change)

2. New Entity name; (if applicable)

3. Use of Restricted Words (ifany of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, make the applicable selection):	☐"bank" or "trust" or any derivative thereof ☐"credit union" ☐"savings and loan" ☐"insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:	(mm/dd/yyyy)

OR
If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. (Optional) Delayed effective date:	(mm/dd/yyyy)

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Pearce	Richard
	(Last)	(First)	(Middle)	(Suffix)

9500 W. 49th Avenue, Suite A-100
(Street name and number or Post Office information)

	Wheat Ridge	CO	80033
	(City)	(State)	(Postal/Zip Code)
United States

(The document need not stale the true name and address of more than one individual However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this Box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

CERTIFICATE OF DESIGNATION
OF THE
SERIES A PREFERRED STOCK
(Par Value $0.001 Per Share)
OF
DC BRANDS INTERNATIONAL, INC.

The undersigned, a duly authorized officer of DC BRANDS INTERNATIONAL, INC., a Colorado corporation (the "Company"), in accordance with the provisions of Section 7-106-101 of the Colorado Revised Statutes, DOES HEREBY CERTIFY that the following resolution was duly adopted by majority vote of the Shareholders of the Company at the annual meeting of the shareholders held on March 31, 2007, and by unanimous written consent of the Board of directors pursuant to the Colorado Revised Statutes on March 31, 2007.

WHEREAS, that that on March 31, 2007, a majority of the Shareholders of the Company and the Board of directors approved the designation of Series A convertible preferred stock, par value of $0.001 (the "Series A Preferred Stock"), to consist of up to One Hundred Thousand (100,000) shares, and fixed the powers, designations, preferences, and relative, participating, optional and other special rights of the shares of such Series A Preferred Stock;

RESOLVED that the Series A Preferred Stock shall have the following powers, designations, preferences and relative, participating, optional and other special rights:

SECTION 1
DESIGNATION AND RANK

1.1. Designation. Shares of the Corporation's Preferred Stock, par value of $0.001, shall be designated as follows: One Hundred Thousand (100,000) shares as the Series A Redeemable Convertible Preferred Stock" (hereinafter the "Series A Preferred Stock"). The Series A Preferred Stock will have no liquidation preference, as set forth in Section 3.1 below.

1.2. Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including the distribution of the assets of the Company upon liquidation, the Series A Preferred Stock shall be pari passe with the common stock of the Company, par value $0.001 per share (the "Common Stock"), on an "as converted" basis, and junior to all other series of preferred stock.

SECTION 2
DIVIDEND RIGHTS

2.1. Dividends or Distributions. The holders of Series A Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of common stock on an "as converted" basis as provided in Section 4 hereof when and if dividends are declared on the Common Stock by the Board. Dividends shall be paid in cash or property, as determined by the Board.

SECTION 3
LIQUIDATION RIGHTS

3.1. Liquidation Preference. The Series A Preferred Stock shall have no liquidation preference.

SECTION 4
CONVERSION RIGHTS

4.1. Conversion, Collectively, all of the shares of Series A Preferred Stock shall be convertible (the "Conversion Rights"), at the option the holder(s) of a majority of the shares of Series A Preferred Stock then outstanding, at any time after the date of issuance of such shares (subject to Section 4.5 hereof), at the office of the Company or any transfer agent for the Series A Preferred Stock into that number of shares representing 56.25% of the outstanding voting capital stock of the Company, calculated on a fully diluted basis as of the date of the notice of conversion. The shares of Common Stock received upon conversion shall be fully paid and non-assessable shares of Common Stock.

4.2. Adjustments. The Conversion Rights of the Series A Preferred Stock as described in Section 4.1 above shall be adjusted from time to time as follows:

(a)
In the event of any reclassification of the Common Stock or recapitalization involving Common Stock including a subdivision, or combination of shares or any other event described in Sections 4.2(a) or (b), the holders of the Series A Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefore in any agreement relating to the reclassification or recapitalization, upon conversion of the Series A Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series A Preferred Stock would have been entitled if they had held the number of shares of Common Stock into -which the Series A Preferred Stock was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series A Preferred Stock. An adjustment made pursuant to this subparagraph (a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

(b)
In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Sections 4.2(a) above, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred Stock arc convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

4.3. Procedures for Conversion. In order to exercise conversion rights pursuant to Section 4.1 above, the holder(s) of a majority of the shares of the Series A Preferred Stock shall deliver an irrevocable written notice of such exercise to the Company, at its principal office, and to the other holders of Series A Preferred Stock, if any. The holders of any shares of Series A Preferred Stock shall, upon any conversion of such Series A Preferred Stock in accordance with this Section 4, surrender certificates representing the Series A Preferred Stock to the Company, at its principal office, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series A Preferred Stock so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Company of any notice of conversion pursuant to this Section 4.3(a), upon the occurrence of any event specified therein. Upon conversion of any shares of Series A Preferred Stock, such shares shall cease to constitute shares of Series A Preferred Stock and shall represent only a right to receive shares of common stock into which they have been converted.

In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of such fractional interest in an amount equal to the product such fractional interest multiplied by the Reported Last Price of the Common Stock. "Reported Last Price" means the reported price, regular way, or, in MSC no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, of the Common Stock as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or the Over-the-Counter Bulletin Board ("OTCBB"), as the case may be; or, if the Common Stock is so not quoted, the average of the closing bid and asked prices on such day as reported by NASDAQ or OTCBB, as the case may be; or, if bid and asked prices for the Common Stock on each such day shall not have been so reported, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly malting a market in the Common Stock selected for such purpose by the Company and if no such quotations are available, the fair market value of a share of the Common Stock, as determined by any New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Company.

The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series A Preferred Stock. In the event that the Company does not have a sufficient lumber of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of the shares of Series A Preferred Stock, then the Company shall call and hold a meeting of the stockholders within forty-five (45) days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Board shall recommend to stockholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series A Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

4.4. Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company Omit mail to each holder of Series A Preferred Stock: at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) in Section 4A above; and in the case of the matters referred to in Section 4.4 (ii) and (iii) above, written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

SECTION 5
VOTING RIGHTS

5.1. General. Except as otherwise provided herein or required by law, the holders of Series A Preferred Stock, on an as converted basis as of the time a vote is taken, and the holders of Common Stock shall vote together and not as separate classes.

5.2. Preferred Stock. As a class, the holders of Series A Preferred Stock shall, collectively, be entitled to cast a number of votes equal to the number of Conversion Shares on all matters submitted to the stockholders of the Company for approval, which votes shall be distributed among the holders of Series A Preferred Stock on a pro rata basis based upon the number of shares of Series A Preferred Stock held by such respective holders. The holders of shares of the Series A Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Series A Preferred Stock shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted), shall be disregarded.

SECTION 6
MISCELLANEOUS

6.1. Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof

6.2. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or enforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

6.3. Stock Transfer Taxes. The Corporation shall pay any and all stook transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.

6.4. Transfer Agent. The Corporation may appoint, and from time to time discharge and/or replace, a transfer agent of the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series A Preferred Stock.

6.5. Transferability., Subject to any transfer restriction agreements that my be entered into by the holders of Series A Preferred Stock, the Series A Preferred Stock shall be transferable by holders, provided that such transfer is made in compliance with applicable federal and state securities laws.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed, under penalties of perjury, by Richard Pearce, its Chief Executive Officer.

Dated: March 31, 2007	DC Brands International, Inc.

	By:	/s/ Richard Pearce
Richard Pearce

	By:	/s/ Keith Howard
Keith Howard